Exhibit 99.2

Venaxis, Inc. & Strand Life Sciences Transaction Announcement Call
Prepared Remarks "Script"
January 27, 2016

OPERATOR:

Thank you all for joining us this morning. I am ___________________, your operator for today's call.  Before I turn today's call over to Steve Lundy, President and Chief Executive Officer of Venaxis, who will provide an overview of the company's recent activities, I want to read the following statement.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis' management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the transaction announced today and the company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases including the announcement press release yesterday evening.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, January 27, 2016.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call over to Mr. Steve Lundy, President and Chief Executive Officer of Venaxis.

STEVE:

Thank you, operator, and thank you all for joining us this morning.  With me on this morning's call are Jeff McGonegal, Venaxis' Chief Financial Officer and joining remotely, Vijay Chandru Executive Chairman and Co-Founder of Strand Life Sciences. I want to begin with a review of the Venaxis activities since our last update. I will then summarize our strategic evaluation process which resulted in signing agreements for the transaction we announced via press release yesterday evening. I also will share a high-level overview of what has us excited about the Strand Life Sciences opportunity. After these prepared remarks, we will open the call for questions.

Beginning with a review of Venaxis' activities….. In the time since our last update in June 2015, we focused our regulatory efforts on the APPY1test along with limited development activities on the APPY2 product. We have engaged in multiple calls and meetings with the FDA which I would like to briefly review:

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By way of background, as we discussed on our last call, the Venaxis team met with the FDA in June 2015 to discuss potential modifications to our APPY1 product labeling as well as the possible gathering of additional clinical data which might support revised indications for use.

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Subsequent to that meeting, Venaxis, in conjunction with our advisors developed revised indications for use for APPY1, as well as a proposed plan for gathering additional clinical data to support our modified claims. The proposal included combining the results of the already completed clinical study, with additional new prospective patient samples from subjects to be enrolled under the new indications for use. The proposal also included a formal request for a meeting with the FDA. We submitted the revised proposed plan to the FDA on July 27, 2015 and a pre-submission meeting was scheduled for October.

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On October 1, 2015, Venaxis received comments from the FDA addressing our proposed plan and the revised indications for use for APPY1.  While the FDA was generally favorable to the revised indications for use that we had proposed, they did not agree that the retrospective samples – that is: those samples collected in our CP12 clinical trial conducted in 2013-2014 - could be included in a revised study intended to validate the revised indications for use.  Instead, the FDA indicated that we would be required to conduct a completely new prospective clinical study.

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Based upon this advance written feedback from the FDA, which clearly identified the need for a new clinical study for APPY1, and, in light of management's estimation of the significant time and resources necessary to complete such a study, we determined that the best use of the already scheduled meeting time with the FDA was to shift the focus of the meeting to the potential regulatory paths we could consider for the APPY2 assay. The FDA review team agreed that we could shift the focus of the meeting to an APPY2 informational meeting instead of an APPY1 pre-submission meeting.

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Importantly, our decision to shift the focus of the meeting to APPY2 was based on the FDA's position of requiring a complete new clinical trial for APPY1 combined with our having successfully completed preliminary development of the ELISA phase of the APPY2 assay. The outcomes demonstrated the likelihood of APPY2 having significant advantages over APPY1 in terms of performance, most notably by increasing specificity while maintaining high sensitivity.

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The meeting with the FDA to discuss APPY2 was open and collaborative.   The FDA framed their concerns around the APPY1 performance and related claims and we discussed how we might provide indications for use on APPY2, assuming the performance results of APPY2 in a future clinical trial would be similar to the performance results seen to-date.  The FDA did indicate their commitment to a collaborative process going forward, including their commitment to assist us in the process of both the review of APPY 2's prospective study data, and with the appropriate labeling thereafter.  It is important to note that before we could begin a new clinical trial, we would have needed to complete a full validation of the APPY2 assay on a new instrument platform. Such work on developing a new platform with new assays was estimated to be very extensive in terms of time and resources.

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Based on our extensive evaluation of the opportunities and challenges noted from the FDA feedback, we believed it was not prudent for Venaxis to advance with the appendicitis program as our primary business focus going forward. So, in parallel with the limited appendicitis development and regulatory activities, the Venaxis management team, with oversight from our Board of Directors, has been evaluating strategic alternatives since we received the initial FDA correspondence.

Using internal and external resources, we endeavored to identify companies in the diagnostics market that have high-value, differentiated products or technologies that we believe could be superior to existing alternatives in the market.  While we were looking for opportunities to potentially leverage the existing assets of our appendicitis franchise, it is also important to note that the Venaxis' management team and Board were focused on identifying a path forward for the Company that we believed offered the potential for significant value creation for our shareholders.

The evaluation process was comprehensive and thorough, ultimately considering approximately 150 target opportunities. After narrowing the list of possible targets, we have been engaged in formal due diligence and negotiations with Strand Life Sciences for the last few months.  As a result of this process we concluded that a transaction with Strand Life Sciences represented the best opportunity for Venaxis and its shareholders.

I want to emphasize that this transaction is one where both parties' resources and talents will contribute to the benefits of a combined entity. Additionally, the combined organization will have Board representation from both Venaxis and from Strand Life Sciences, AND Jeff and I have committed to roles on the executive leadership team of the company going forward, as the Chief Financial Officer and Chief Executive Officer, respectively. We believe this to be the strongest reflection of our enthusiasm in the long-term opportunity of the combined enterprise.

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I would now like to provide a high-level overview of our evaluation process and how we determined that Strand Life Sciences was to be our number one target opportunity.

As we searched extensively for opportunities, focused in diagnostics, it became clear that a significant need and opportunity existed in the area of precision medicine.  Precision medicine in the in vitro diagnostics world refers to diagnostic tests which enable clinicians to have information specific to the patient's genetic profile whereby the patient may be placed on a customized therapeutic regimen as quickly and cost effectively as possible.  In our view the largest opportunity in precision medicine is the area of oncology, where new treatment regimens require extensive diagnostic tests, particularly larger panels of genetic tests performed utilizing next generation sequencing (NGS).   In fact, we believe that more and more oncology therapeutics in the future will be tied to diagnostic test results and many of these will require NGS as well as the associated bioinformatics and analytic capabilities required to produce meaningful results.

Our diligence and analysis further indicated that success in developing tests utilizing NGS and other advanced oncology based diagnostics would require the following core competencies:

1.
Extensive capabilities in bioinformatics.  The complexity and intensity of large data panel readouts requires scalable algorithms and deep domain knowledge that can compute alignments and call out variants with great precision. Commercial labs that rely on off the shelf software tools in this business we believe will struggle with getting deeper insights and in proving analytic validity of their test results, especially considering the patient and drug data, trial information and algorithms continually change.

2.
The capability to deliver high quality and meaningful diagnostic information in clear, understandable reports in the shortest timeframe possible. The drivers for this capability require the highest quality laboratory testing capability, outstanding logistics, bioinformatics expertise and a staff of experts capable of providing the highest quality interpretation and curation services. Arguably the biggest challenge is to interpret the variants detected as this requires analyzing the vast data of dispersed knowledge in ever changing clinical publications to identify the significance of genomics variants found in a specific patient's sample.

3.
The ability to deliver the aforementioned highly complex and integrated diagnostic testing at low cost.  Delivering a fully integrated report utilizing NGS requires extensive laboratory capabilities and complex software and skilled clinical experts.  However, the reimbursement landscape for these tests is under development and the companies that will survive and hopefully thrive will manage to deliver highly actionable diagnostic information and do this profitably as reimbursement for NGS assays is worked out.

With that as a backdrop, let me explain why we are excited about the Strand opportunity.

Strand Life Sciences is a global precision medicine company, based in India that has recently launched its initial commercial activities in the United States.  Strand's customers in India include the largest cancer hospital network in India and one of the largest private hospital systems in the world.

Strand's roots are in bioinformatics. Specifically, over their 15-year history, they have established a reputation as a bioinformatics-based software company for the analysis of genomic data. The technology and solutions created by Strand are used at over 2,000 laboratories including: academic institutions, some of the biggest biopharmaceutical companies, and more than 100 hospitals World-wide. Strand has a long-standing partnership with a major global life sciences company spanning more than 10 years, using a branded technology which draws more than 22,000 citation hits on Google Scholar.  This product developed by technology built at Strand, is comprised of algorithms and software that address a wide range of molecular data – genomic; proteomic; metabolomic - as well as integrative methods across each of these modalities.

In addition to its strength in bioinformatics, Strand believes it is among the global leaders in the curation of genomic data, with what they believe to be one of the largest deeply curated and annotated genomic variant databases in the world, created and maintained by its team of more than 50 highly qualified PhDs in life sciences.

Strand also has substantial expertise in the design of novel next generation sequencing tests and other types of molecular diagnostic tests, as evidenced by the Company's development of multiple proprietary gene panels.  This expertise, coupled with the location of Strand's R&D center in a cancer hospital's translational medicine environment, provides active interaction with clinicians as well as access to samples for accelerated assay development. By combining assay development expertise, access to clinicians/pathologists, deep bioinformatics and deep curation capability, Strand has demonstrated the wherewithal to bring new clinical diagnostic tests efficiently to market.

In 2013, Strand began to leverage both the significant amount of genomic data it had amassed, and its expertise in genomic data analysis, towards developing personalized medicine solutions in rare disease and oncology markets in India. Strand has become the leading provider in India of Next Generation Sequencing (NGS)-based testing for rare diseases, cancer risk assessment and tumor mutation profiling.

In the U.S., in early 2015, Strand established its CLIA Lab and entered the U.S. market with its 48 gene CLIA-validated, lab developed test called StrandAdvantage.  The current version of the StrandAdvantage test, which was released in the U.S. in the fall of 2015, includes 152-genes and a panel of 15 immunohistochemistry, or "IHC" markers, is indicated for the primary solid tumors types and is designed to assist oncologists in personalizing cancer therapy. This NGS-based, pan-cancer test has been designed to address evolving market demands with key test features and unique test reporting procedures, rapid turnaround time and comprehensive reports.  In addition, we believe StrandAdvantage can have an attractive cost of goods profile.

Let me share a little more color on each of the StrandAdvantage test's key differentiators:

First,
We believe that StrandAdvantage is one of the few, if not the only, test on the market that comprehensively and accurately offers the powerful combination of genomics AND IHC markers in a cancer tissue specific report. Despite the increasing use of genetic information to help identify and personalize cancer treatment, chemotherapy continues to play an extremely significant role in cancer therapy. The StrandAdvantage test provides therapeutically actionable, cancer tissue-specific information to oncologists for chemotherapies by specifically leveraging both gene AND protein markers with substantial clinical evidence for the tissue of origin of the cancer.

Second,
The StrandAdvantage test is further differentiated in its unique clinical report process which is completed in two phases and results in what is considered industry-leading turnaround time.

Initially, a Standard of Care (SOC) report is delivered in approximately ten days following the receipt of a solid tumor specimen with recommendations for FDA approved therapies and standard-of-care chemotherapies for the specific cancer tissue biopsied. Currently, this applies to Non-small cell lung, Breast, Colon cancers and Melanoma. The StrandAdvantage SOC report provides the requisite information which enhances the ability of oncologists to make informed therapy decisions.

Approximately twenty one days following the receipt of the solid tumor specimen and eleven days after the initial report, StrandAdvantage delivers a more comprehensive, expanded report including information from the previously issued SOC report. This comprehensive StrandAdvantage report represents a therapeutically-actionable "road map" for oncologists with a listing of standard of care therapies and all reported actively recruiting clinical trials that match the patient's unique tumor mutation profile. Enrolling patients in clinical trials using new therapies can have significant medical benefits to the patient.

The third key differentiator of the StrandAdvantage test is…..

…that the test is characterized by what Strand believes are among the lowest development and curation costs in the industry. The StrandAdvantage test leverages fifteen years of extensive bioinformatics/genome interpretation expertise built into a globally validated bioinformatics and genome interpretation platform. Strand's proprietary advanced automated analytics and variant interpretation infrastructure allows for processing genomic variant information quickly. In terms of clinical interpretation, typically one of the largest sources of cost for NGS-based cancer tests, Strand's infrastructure based in India allows it to be a low cost provider in this space.

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Leveraging Strand's rich history in bioinformatics and genome interpretation, the StrandAdvantage test's key features and report functionality, leading turnaround time and attractive cost of goods provides significant competitive advantages in the market.

Strand is pleased with the positive initial response from clinicians in the U.S. following the limited launch of the current version of the StrandAdvantage test in the fall of 2015. The U.S. commercialization effort is being led by a Vice President of Sales who is overseeing a base team of sales representatives in the field today. Strand's present primary commercial focus is on driving awareness for and adoption of StrandAdvantage in the U.S. oncology market.

In the interim, while the commercialization of the StrandAdvantage tests are expected to represent a significant growth opportunity for Strand going forward, it is anticipated in the near term to represent a very small portion of Strand's current revenue. We recognize and are planning for the challenges inherent in a new entrant into the U.S. market, including the current regulatory and reimbursement environment, but expect the compelling Strand product offerings and the combination of the management teams are well positioned to address these challenges.

The majority of Strand's revenues for the 2015 calendar year were comprised of sales and services related to its global software business, specifically the licensing and distribution of software products to genomics and molecular biology researchers for the analysis, visualization and discovery from NGS data. This business remains an important one for Strand as it leverages the infrastructure of bioinformatics and genomic data analysis expertise which is expected to grow at a measured pace going forward. We look forward to identifying new opportunities to leverage Strand's core competencies, including offering solutions to biopharma companies in oncology and other therapeutic areas for applications such as target discovery, genomic biomarker validation and companion diagnostics development.

As you can see, there are a number of reasons why we are excited about the Strand transaction and the compelling growth opportunities for the combined Venaxis/Strand entity going forward. Importantly, we believe we have identified an asset that meets, or exceeds, each of the key characteristics that we were focused on in our evaluation of potential strategic opportunities for Venaxis.

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It is important to note that this transaction is subject to Venaxis' shareholder approval.  We expect to file a proxy statement with the SEC in the near future which will provide shareholders and interested parties with significant additional information.

As we have previously disclosed NASDAQ has notified us that because our common stock is trading below $1 per share, we are subject to having our common shares delisted. We are currently in a grace period to regain compliance with this NASDAQ minimum bid requirement, and will ask the Venaxis shareholders, in the proxy statement filed with respect to our special meeting to provide the requisite authority to our Board of Directors to implement a reverse split of our common shares if such action, in their view, is necessary to maintain our NASDAQ listing.

The anticipated process and structure for the transaction follows:

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Assuming participation by 100% of the Strand shareholders, the effect of the transaction will be that Strand shareholders and option holders will own directly and beneficially approximately 68% of our shares and the current shareholders of Venaxis will own approximately 32% of our shares after both closings.

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Due to Indian tax and financial regulations, the transaction will be structured as a purchase of the Strand shares by Venaxis from the Strand shareholders and an immediate re-investment of those sale proceeds by the Strand shareholders into Venaxis Common Stock.

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 To comply with certain long-term holding period requirements, the transaction is expected to be completed in two closings, the first closing upon approval by the Venaxis shareholders and associated closing conditions and the second closing approximately six months later.

•	At the first closing, Venaxis will change its name to Strand Life Sciences, as well as its NASDAQ trading symbol.
•	Additionally at the closings Venaxis will enter into resale registration rights agreements with the Strand shareholders participating in such closing.

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As part of the transaction, Venaxis will also acquire the assets and operations and assume liabilities of Strand's U.S. subsidiary in exchange for cash consideration, to be consummated at the first closing.

We anticipate, assuming all approvals and required filings and conditions for closing are achieved on a timely basis that we can advance to completion of the first and second closings during 2016.

Pause….

In summary, advancing to the execution of the agreements with Strand represents the outcome of an extensive strategic effort that has spanned a number of months by Venaxis in expanding the company's focus beyond its appendicitis development activities. Venaxis has commenced and expects to continue to attempt to locate a partner or other third-party interested in advancing development and or commercial activities on our appendicitis portfolio.

Aligning Strand's proven technological expertise in genomic profiling, bioinformatics and data curation with Venaxis' financial resources, NASDAQ public listing and key management personnel provides an opportunity for Strand to continue to commercialize its global business model towards what is believed to be a valuable enterprise for the combined shareholders.

Following approval by the Venaxis shareholders and satisfaction of all closing conditions, upon the first closing, Dr. Vijay Chandru, the co-founder and current Executive Chairman of Strand, will serve as Executive Chairman of the combined company's Board of Directors, I will remain as Chief Executive Officer of the combined company and Jeff McGonegal will continue in his capacity as Chief Financial Officer.

We look forward to sharing more color on the Strand commercialization objectives on future investor calls and following approval by the Venaxis shareholders at the special meeting expected to be held later in the first quarter of 2016.

On a final note, I want to assure our investors that at Venaxis, we have been very focused on working to reduce our expense levels.  We reported a cash and investment balance of approximately $18.9 million as of the end of the third quarter 2015 and expect to report a cash and investment balance of approximately $17.1 million as of the end of our fiscal year.

That concludes my prepared remarks and I look forward to taking your questions.  Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion

Thanks everyone and we appreciate your continued support for Venaxis.